UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 25, 2013
BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
With index prices for commodity wood products declining more than 25% since early April, Boise Cascade Company ("Boise Cascade") expects second quarter 2013 earnings per share to range from $0.11 to $0.21, based on 43.2 million weighted average shares outstanding. In addition, Boise Cascade expects earnings before interest, taxes, depreciation and amortization (“EBITDA”) to range from $21.0 to $28.0 million and net income to range from $4.6 to $9.0 million for second quarter 2013. See table below for a reconciliation of segment income (loss) to EBITDA. On a consolidated basis, Boise Cascade reported EBITDA of $33.0 million and $28.2 million in first quarter 2013 and second quarter 2012, respectively.
Boise Cascade expects EBITDA for its Wood Products segment to range from $24.0 to $28.0 million. This range compares to the $27.1 million reported for first quarter 2013 and the $21.7 million reported for second quarter 2012.
As a result of increased demand, sales in our Building Materials Distribution segment (“BMD”) are expected to exceed the sales reported for first quarter 2013 and second quarter 2012; however, rapidly declining commodity prices throughout the quarter will negatively impact BMD segment gross margins, which include lower of cost or market write-downs of inventory. As a result, we expect BMD segment EBITDA for second quarter 2013 to range from $1.0 to $5.0 million. This range compares to the $10.2 million and the $10.9 million reported for first quarter 2013 and second quarter 2012, respectively.
Boise Cascade's Corporate and Other segment is expected to report negative EBITDA for second quarter 2013 of $4.0 to $5.0 million, as compared to the negative $4.2 million and negative $4.4 million reported for first quarter 2013 and second quarter 2012, respectively.
Estimates of results are inherently uncertain and subject to change, and Boise Cascade undertakes no obligation to update this information. The estimates set forth above may differ from actual results and were prepared by our management based on a number of assumptions. These estimates should not be viewed as a substitute for full financial statements prepared in accordance with generally accepted accounting principles. In addition, these preliminary estimates for the three months ending June 30, 2013 are not necessarily indicative of the results to be achieved in any future period.
Boise Cascade plans to report its second quarter 2013 earnings and host an earnings conference call on Tuesday, July 23, 2013 at 11:00 a.m. eastern.

The following table reconciles segment income (loss) to EBITDA for the three months ended June 30, 2013 and 2012, and March 31, 2013:

	Three Months Ended
	June 30		March 31, 2013
	2013	2012
	Preliminary Estimate	As Reported	As Reported
	Low-High

	(unaudited, in millions)
Wood Products
Segment income(1)	$17.5 - 21.5	$15.5	$20.8
Depreciation and amortization	6.5 - 6.5	6.1	6.3
EBITDA(1)	24.0 - 28.0	21.7	27.1

Building Materials Distribution
Segment income (loss)(1)	(1.2) - 2.8	8.7	8.0
Depreciation and amortization	2.2 - 2.2	2.2	2.2
EBITDA(1)	1.0 - 5.0	10.9	10.2

Corporate and Other
Segment loss	(4.0) - (5.0)	(4.4)	(4.2)
Depreciation and amortization	—	—	—
EBITDA	(4.0) - (5.0)	(4.4)	(4.2)

Total Company
EBITDA	21.0 - 28.0	28.2	33.0
Depreciation and amortization	(8.7) - (8.7)	(8.3)	(8.5)
Interest, net	(4.8) - (4.8)	(4.7)	(4.8)
Income tax (provision) benefit	(2.9) - (5.5)	(0.1)	61.1
Net Income	$4.6 - 9.0	$15.0	$80.8
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(1)	Segment income (loss) excludes Corporate and Other segment expenses. Segment EBITDA is calculated as segment income (loss) before depreciation and amortization.

The information in this filing shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this filing, you should understand that these statements are not guarantees of performance or results. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. Please refer to our filings with the SEC for a discussion of other factors that may affect future performance or results.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: June 25, 2013